EXHIBIT 14


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of the First Pacific Mutual Fund, Inc. and to the use of our report dated November 6, 1996 on the financial statements and financial highlights of First Hawaii Municipal Bond Fund, a series of shares of the First Pacific Mutual Fund, Inc. We also consent to the use of our report dated October 17, 1996 on the financial statements and financial highlights of Leahi Tax-Free Income Trust, a series of shares of Leahi Investment Trust. Each set of financial statements and financial highlights appear in their respective 1996 Annual Report to Shareholders which accompanies the Statement of Additional Information.



                                           TAIT, WELLER & BAKER


Philadelphia, Pennsylvania

May 19, 1997